Exhibit 99.1

Fresh Del Monte Produce Inc.

For more information, contact:
Christine Cannella
Assistant Vice President, Investor Relations tel: 305-520-8433 www.freshdelmonte.com

FOR IMMEDIATE RELEASE

Fresh Del Monte Produce Announces Third Quarter 2008 Financial Results

— Increases in Net Sales, Gross Profit and Operating Income —

CORAL GABLES, Fla. – October 28, 2008 – Fresh Del Monte Produce Inc. (NYSE: FDP) today reported financial results for the third quarter ended September 26, 2008. The Company reported earnings per diluted share of $0.46, compared with earnings per diluted share of $0.51 in the third quarter of 2007. Earnings per diluted share for the first nine months of 2008, excluding asset impairment and other charges or credits, net, were $2.40, compared with $2.54 for the first nine months of 2007, excluding asset impairment and other charges, net.

Fresh Del Monte’s Chairman and Chief Executive Officer, Mohammad Abu-Ghazaleh said, “In contrast to the unprecedented volatility in the global economy and financial markets, the third quarter of 2008 was a period of steady growth and solid performance for Fresh Del Monte Produce. Our business continued to expand around the world, and consumers continued to purchase our fresh fruit and vegetables, including our premium-priced gold pineapple and fresh-cut products. These factors enabled us to deliver increases in net sales, gross profit and operating income; strong results in light of the uncertain global environment which prevailed in the third quarter and continues today. I believe our performance clearly underscores Fresh Del Monte’s primary strengths: our business strategies, our management team’s execution skills, our well-respected brand, and our balance sheet.”

Mr. Abu-Ghazaleh said, “We made significant gains in the third quarter despite the fact that we continued to experience higher fruit production, procurement and logistic costs. This quarter’s performance once again demonstrates our mandate to control expenditures, improve efficiencies, and increase profitability.”

He added, “It takes a competitive edge to win in today’s markets, and we are confident that we have the qualities we need to address the challenges ahead. We have weathered volatile cycles before, and we believe that our business and brand are well-positioned to perform in a wide range of economic conditions. The foundation we have created sets the stage for us to deliver improved shareholder value over the long term, which has always been our goal.”

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(U.S. dollars in millions, except share and per share data) - (Unaudited)

	Quarter ended		Nine months ended
	September 26, 2008	September 28, 2007	September 26, 2008	September 28, 2007
Income Statement:
Net sales	$832.9	$757.1	$2,700.0	$2,517.3
Cost of products sold	753.9	689.3	2,422.4	2,230.8
Other charges (1)	—	—	2.1	—

Gross profit	79.0	67.8	275.5	286.5
Selling, general and administrative expenses	41.3	41.7	123.5	131.3
Asset impairment and other charges (credits), net (2)	(0.2)	0.2	16.0	2.2

Operating income	37.9	25.9	136.0	153.0
Interest expense, net	3.6	5.6	8.7	22.0
Other income (expense), net	(2.4)	7.3	12.5	11.4

Income before income taxes	31.9	27.6	139.8	142.4
Provision for (benefit from) income taxes	2.6	(2.3)	5.0	(3.0)

Net income	$29.3	$29.9	$134.8	$145.4

Net income per ordinary share - Basic	$0.46	$0.52	$2.13	$2.51

Net income per ordinary share - Diluted	$0.46	$0.51	$2.12	$2.50

Weighted average number of ordinary shares:
Basic	63,553,299	57,995,596	63,279,692	57,821,513

Diluted	63,695,040	58,384,312	63,609,428	58,052,393

Selected Income Statement Data:
Depreciation and amortization	$21.8	$20.4	$63.6	$59.1

Net Income per Share Adjustments:
Reported net income per share - Diluted	$0.46	$0.51	$2.12	$2.50
Other charges (1)	—	—	0.03	—
Asset impairment and other charges (credits), net (2)	—	—	0.25	0.04

Adjusted net income per share - Diluted	$0.46	$0.51	$2.40	$2.54

Gross Profit Adjustments:
Reported gross profit	$79.0	$67.8	$275.5	$286.5
Other charges (1)	—	—	2.1	—

Adjusted gross profit	$79.0	$67.8	$277.6	$286.5

(1)	Other charges for the nine months ended September 26, 2008 relate to wages paid to idle workers and write-offs of packaging material inventory incurred in the second quarter as a result of extensive flood damage in our banana farms in Brazil.
(2)	Asset impairment and other charges (credits), net, for the third quarter and nine months ended September 26, 2008, relates principally to flood damage at our banana farms in Brazil, the closure of under-utilized distribution centers and the previously announced closure of our beverage production operation in the U.K. and related contract termination costs and a net benefit related to the previously announced closing of our Hawaii pineapple operations. Asset impairment and other charges, net, for the third quarter and nine months ended September 28, 2007 includes asset impairment charges related to assets held for sale in Europe and a net benefit related to the previously announced closing of our Hawaii pineapple operations.

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries

Business Segment Data

(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	September 26, 2008				September 28, 2007
	Net Sales		Gross Profit		Net Sales		Gross Profit
Segment Data:
Bananas	$332.7	40%	$23.7	30%	$277.1	37%	$6.9	10%
Other Fresh Produce	354.5	43%	45.3	57%	342.3	45%	46.4	68%
Prepared Food	102.4	12%	13.3	17%	106.5	14%	14.1	21%
Other Products and Services	43.3	5%	(3.3)	(4)%	31.2	4%	0.4	1%

Total	$832.9	100%	$79.0	100%	$757.1	100%	$67.8	100%

	Nine months ended
	September 26, 2008				September 28, 2007
	Net Sales		Gross Profit		Net Sales		Gross Profit
Segment Data:
Bananas	$1,054.3	39%	$95.4	35%	$889.7	35%	$59.1	21%
Other Fresh Produce	1,218.0	45%	139.4	50%	1,241.8	49%	184.7	64%
Prepared Food	318.8	12%	38.6	14%	296.8	12%	41.6	15%
Other Products and Services	108.9	4%	2.1	1%	89.0	4%	1.1	0%

Total	$2,700.0	100%	$275.5	100%	$2,517.3	100%	$286.5	100%

	Quarter ended				Nine months ended
	September 26, 2008		September 28, 2007		September 26, 2008		September 28, 2007
Net Sales by Geographic Region:
North America	$397.8	48%	$339.1	45%	$1,251.9	46%	$1,182.4	47%
Europe	234.9	28%	243.3	32%	834.2	31%	814.6	32%
Asia	88.5	11%	88.3	12%	306.1	11%	294.8	12%
Middle East	69.4	8%	55.9	7%	204.2	8%	140.6	6%
Other	42.3	5%	30.5	4%	103.6	4%	84.9	3%

Total	$832.9	100%	$757.1	100%	$2,700.0	100%	$2,517.3	100%

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(U.S. dollars in millions) - (Unaudited)

	Nine months ended
	September 26, 2008	September 28, 2007
Operating activities:
Net income	$134.8	$145.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	63.6	59.1
Asset impairment charges	12.6	5.3
Gain on sale of assets	(7.5)	(11.8)
Foreign currency translation adjustment	(6.3)	7.4
Other	7.1	(9.1)
Changes in operating assets and liabilities:
Receivables	43.0	(11.2)
Inventories	(20.3)	(10.1)
Other current assets	(9.1)	4.5
Accounts payable and accrued expenses	32.2	1.0
Other noncurrent assets and liabilities	(8.8)	(14.4)

Net cash provided by operating activities	241.3	166.1

Investing activities:
Capital expenditures	(72.3)	(61.8)
Proceeds from sales of assets	16.5	14.8
Purchase of subsidiaries, net of cash acquired	(414.1)	—
Other investing activities, net	—	(2.0)

Net cash used in investing activities	(469.9)	(49.0)

Financing activities:
Net proceeds from (payments on) long-term debt	207.5	(119.8)
Proceeds from stock options exercised	21.8	10.0

Net cash provided by (used in) financing activities	229.3	(109.8)

Effect of exchange rate changes on cash	(2.5)	(0.4)

Net (decrease) increase in cash and cash equivalents	(1.8)	6.9
Cash and cash equivalents, beginning	30.2	39.8

Cash and cash equivalents, ending	$28.4	$46.7

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(U.S. dollars in millions) - (Unaudited)

	September 26, 2008	December 28, 2007
Assets
Current assets:
Cash and cash equivalents	$28.4	$30.2
Trade accounts receivable	318.7	343.3
Other accounts receivables	52.3	70.6
Inventories	449.9	406.9
Other current assets	50.9	36.9

Total current assets	900.2	887.9

Property, plant and equipment, net	1,078.5	851.8
Goodwill	418.5	253.2
Other non-current assets	217.1	192.8

Total assets	$2,614.3	$2,185.7

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$399.4	$358.5
Current portion of long-term debt and capital lease obligations	7.2	6.9
Other current liabilities	34.7	31.3

Total current liabilities	441.3	396.7

Long-term debt and capital lease obligations	439.3	231.7
Other noncurrent liabilities	196.5	177.7

Total liabilities	1,077.1	806.1

Minority interests	17.5	14.8
Total Shareholders’ equity:	1,519.7	1,364.8

Total liabilities and shareholders’ equity	$2,614.3	$2,185.7

Selected Balance Sheet Data:
Working capital	$458.9	$491.2
Total Debt	446.5	$238.6

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Fresh Del Monte Produce Inc.

Third Quarter 2008 Results

Net sales for the quarter increased 10% to $832.9 million, compared with $757.1 million in the third quarter of 2007. Net sales, compared with the prior year period, increased in the Company’s banana, other fresh produce and other products and services business segments, primarily due to improved pricing, partially offset by lower sales in the Company’s prepared food business segment.

Gross profit for the quarter was $79.0 million, compared with gross profit of $67.8 million for the same period last year. For all business segments, gross profit was impacted by the significantly higher cost associated with production, procurement and transportation.

Operating income for the quarter increased 46% to $37.9 million, compared with $25.9 million, a result of the increase in gross profit.

Net income for the quarter was $29.3 million, compared with $29.9 million in the third quarter of 2007. The decrease in net income reflects the effect of unfavorable foreign currency exchange in the third quarter of 2008, and the fact that the third quarter of 2007 included higher gains from the sale of assets and tax benefits.

Third Quarter Business Segment Performance

(As reported in business segment data)

Bananas

Net sales increased 20% to $332.7 million during the quarter. Volume was up 5% primarily in North America, the result of the Caribana acquisition in the second quarter of 2008. Worldwide pricing increased 14% to $13.17 per unit. Gross profit rose to $23.7 million, due to higher selling prices in North America, the Middle East and Asia; favorable foreign currency in Asia; and growing demand. The increase in selling prices was partially offset by 9% higher unit costs.

Other Fresh Produce

Net sales for the quarter increased 4% to $354.5 million. The Company’s gold pineapple, fresh-cut and melon product lines drove the increase in net sales. Overall pricing for the segment increased 11%. However, overall volume decreased by 6%, with an 11% increase in unit costs. As a result, gross profit decreased 2% to $45.3 million.

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Fresh Del Monte Produce Inc.

Other Fresh Produce (continued)

•

Gold pineapple – Net sales increased 13% to $122.5 million, primarily the result of higher sales in North America. Volume increased 9% for the quarter, primarily due to the Caribana acquisition. Pricing increased 4% and unit cost increased 12%.

•	Melon – Net sales increased 6% to $32.8 million, primarily the result of a 7% increase in selling price. Volume and unit cost were in line with last year’s levels.

•

Fresh-cut – Net sales increased 10% to $84.2 million, primarily the result of increased pricing in North America and higher sales in the Middle East. Volume rose 4%, mainly due to increased demand in the Middle East. Pricing increased 5%, offset by a 9% increase in unit cost.

•	Non-tropical – Net sales were $48.8 million, in line with last year’s levels, as a 7% increase in price was offset by a 7% decrease in volume. Unit cost decreased 4%.

•

Tomato – Net sales decreased 7% to $31.5 million with a 17% decrease in volume, a direct result of the salmonella outbreak in the United States originally linked to tomatoes. Pricing increased 13%, offset by an 11% increase in unit cost.

Prepared Food

Net sales decreased 4% to $102.4 million for the third quarter, due to lower sales in the pineapple and beverage product lines, partially offset by growth in the Company’s Middle East poultry and processed meat businesses. Pricing increased 13%, with a 13% increase in costs. Operating income improved by $2.0 million, the result of reductions in selling and marketing costs as the Company shifted to use of independent distributors.

Other Products and Services

Net sales increased 39% to $43.3 million for the quarter, driven by increased sales in the Company’s Argentina based grain business. However, the increase in sales was offset by significantly higher costs of other products and services, resulting in a $3.7 million decrease in gross profit.

Cash Flow for the Nine Months

Net cash provided by operating activities for the first nine months of 2008 was $241.3 million, compared with $166.1 million in the same period of 2007. The increase was primarily due to lower accounts receivable, driven by increased collections and higher accounts payables and accrued expenses.

Guatemala Acquisition

In the third quarter of 2008, the Company acquired two melon operations in Guatemala. These acquisitions further strengthened the Company’s position as a leader in the off-shore melon season, securing approximately 4.5 million incremental boxes of cantaloupes and honeydews to be marketed under the Del Monte® brand.

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Fresh Del Monte Produce Inc.

Total Debt

Total debt increased from $238.6 million at the end of 2007 to $446.5 million, a $207.9 million increase, primarily the result of the Caribana acquisition.

Conference Call and Web Cast Data

Fresh Del Monte will host a conference call and simultaneous Web cast at 11:00 a.m. Eastern Time today to discuss the third quarter 2008 results and to review the Company’s progress and outlook. The Web cast can be accessed on the Company’s Investor Relations home page at www.freshdelmonte.com. The call will be available for re-broadcast on the Company’s Web site approximately two hours after the conclusion of the call.

About Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. is one of the world’s leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa and the Middle East. Fresh Del Monte markets its products worldwide under the Del Monte® brand, a symbol of product innovation, quality, freshness and reliability for more than 100 years.

Forward-looking Information

This press release contains certain forward-looking statements regarding the intents, beliefs or current expectations of the Company or its officers with respect to various matters. These forward-looking statements are based on information currently available to the Company and the Company assumes no obligation to update these statements. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The Company’s actual results may differ materially from those in the forward-looking statements as a result of various important factors, including those described under the caption “Key Information – Risk Factors” in Fresh Del Monte Produce Inc.’s Annual Report on Form 20-F for the year ended December 28, 2007 along with other reports that the Company has on file with the Securities and Exchange Commission.

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